MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK l0036
                                                        (212) 761-4000


                                                                     May 1, 2002

Mr. Stephen J. Zoukis
Partner
Jamestown
Two Paces West, Suite 1600
2727 Paces Ferry Road
Atlanta, GA 30339

Re:  Proposed Financing of 1290 Avenue of the Americas

Dear Mr. Zoukis:

         Morgan Stanley Dean Witter Mortgage Capital Inc. or Morgan Stanley Bank (collectively, "Morgan Stanley" or "Lender") commits to make a loan (the "Loan") to Borrower (hereinafter defined) on the terms and subject to the conditions set forth herein.

                    I. LOAN TERMS AND CONDITIONS

Borrower:           Borrower  shall be an entity  controlled  by  Jamestown  and affiliates of Apollo Real Estate Advisors ("Apollo") and shall be owned by affiliates of same. Borrower shall be organized as a newly formed single purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria.

Property:           Approximately   2.0  million  square  foot  office  building
                    commonly known as 1290 Avenue of the Americas, New York, New
                    York.

Loan Amount:        The Loan Amount shall be equal to the lesser of:

                    1. $440 million ($55 million of which is called the "IO Portion" and $385 million of which is called the "Amortizing Portion");
                    2. An amount such that the Debt Service Coverage Ratio (hereinafter defined) equals 1.25x; or
                    3.    61% of the Appraised Value (hereinafter defined).


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Mr. Stephen J. Zoukis
May 1, 2002
Page 2



Debt Service        The debt service  coverage  ratio (the "Debt shall  Coverage
Coverage Ratio:     Ratio:  equal   underwritable  cash  flow  determined  using
                    applicable  rating agency criteria from the Property divided by the  product  of  (a)  the  Loan  Amount  and  (b) a Loan
                    constant   based  on  the  Interest   Rate  and  a  30  year
                    amortization  schedule (except that for calculating the Loan
                    Amount Lender shall use an assumed Loan constant equal to 9.0%). Lender's preliminary calculation of Debt Service
                    Coverage Ratio using such methodology is shown on Exhibit D hereto.

Appraised Value:    The appraised value for the Property (the "Appraised Value")
                    shall be determined by a FIRREA appraisal from, at Lender's option, Cushman & Wakefield or CB Richard Ellis, certified to Lender and based on a scope of work acceptable to Lender.

Interest Rate:      The  Interest  Rate shall be set equal to the sum of (a) 115 basis points (the "Credit Spread") plus (b) the ten-year swap spread (the "Swap Spread") plus (c) the yield to maturity of the interpolated 10.5-year U.S. Treasury (based on "on-the-run" U.S. Treasury securities) calculated on an actual/360 basis. The Swap Spread and interpolated U.S.
                    Treasury yield shall be determined as of the earlier to occur of (i) the date on which the Mortgage Borrower locks the coupon with Morgan Stanley in accordance with the Rate
                    Lock section below and (ii) the funding of the Loan.

                    In no event shall the Interest Rate be less than (i) 6.75% if the Interest Rate is determined on or before June 15, 2002 or (ii) 6.85% if the Interest Rate is determined after June 15, 2002.

Rate Lock:          Lender will lock the  Interest  Rate for a period  ending no later than October 8, 2002 upon receipt by Lender of (a) a good faith deposit in the amount of $13.2 million and (b) a rate lock agreement substantially in the form annexed hereto as Exhibit A, executed by Jamestown.

Maturity Date:      December 31,2012

Amortization:       Months 1 -60: Interest only


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Mr. Stephen J. Zoukis
May 1, 2002
Page 3



                    Months 61-114       Interest  only on the IO  Portion,  plus
                                        level    monthly    payments    on   the
                                        Amortization   Portion   calculated   to
                                        result in $31  million of  amortization.
                                        As an example, assuming an Interest Rate of 7.0% per annum, the monthly payments on the Amortization Portion during this period shall be $2,768,093.59.

                    Months 115
                    Maturity: Interest only

Loan Origination    None
Fee:

Payments:           Borrower  shall make  monthly  payments of interest  and (if applicable) principal on the fifth day of each month. There will not be any grace period for monthly payments. Interest will be computed on the basis of the actual number of days elapsed and a 360-day year.

Security:           The Loan will be secured by a first priority (a) mortgage on the Property, (b) assignment of leases, rents and contracts and (c) lien on all of Borrower's personal property, any cash collateral or reserve accounts, fixtures and equipment.
                    The artwork at the Property will not act as security for the Loan.

Prepayment;         Prior to  November  5, 2012,  the Loan may not be prepaid in
Defeasance          whole or in part except for (i) a prepayment  in  connection
                    with  a   casualty   or   condemnation   or  (ii)   "Special
                    Prepayments" as described below; no prepayment premium or charge shall be due with respect to such exceptions.
                    Beginning November 5, 2012, the Loan may be prepaid in whole but not in part on any date without any premium or charge.

                    In addition to scheduled amortization, up to $55 million of the IO Portion of the Loan may be prepaid ("Special Prepayments") at any time after the fourth anniversary of the funding of the Loan upon 30 days notice to Lender. Such Special Prepayments shall not exceed $15 million per year.

                    If any prepayment occurs on a date other than a monthly payment date, such prepayment shall be accompanied by payment of all interest that would otherwise have been payable on the next succeeding monthly payment date.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 4

                    After the Lockout Period (hereinafter defined) and before November 5, 2012, the Property may be released from the Mortgage upon satisfaction of the following conditions (a) Borrower deposits with Lender direct, non-callable, full faith and credit obligations of the United States of America, whose cash flows, as certified by accountants acceptable to Lender, are equal to and occur on or before the first business day prior to the payment dates for, the remaining scheduled interest and principal payments required under the Loan including payment of outstanding principal on the Maturity Date, (b) the Rating Agencies confirm in writing that such release will not result in a qualification, downgrade or withdrawal of the then current ratings assigned to the certificates (the "Certificates") issued pursuant to a Securitization (hereinafter defined) and (c) an opinion from Borrower's counsel in respect of certain tax, perfection, insolvency and other matters. "Lockout Period" shall mean the period commencing on the Closing Date and ending on the earlier to occur of (a) the date that is two years from Lender's final Securitization of the Loan or (b) four years from the Closing Date.

Cash Management:    All rents from the  Property  shall be  deposited by tenants directly into an interest  bearing cash  collateral  account
                    (the "Cash Collateral  Account")  established by Borrower in
                    Lender's name with a financial institution acceptable to Lender (the "Cash Collateral Bank"). The Cash Collateral
                    Account shall be subject to a Cash Management Agreement to be entered into by Lender, Borrower and the Cash Collateral
                    Bank at closing.  Borrower  may select  LaSalle Bank as Cash
                    Collateral Bank. Borrower shall pay Cash Collateral Bank's fees. The Cash Management Agreement shall provide among other things that Lender shall control the account and that funds in the account will be disbursed each month as follows:
                    1. To tax and  insurance  reserves;
                    2. To monthly scheduled  interest and  principal  payments;
                    3. To a lease rollover  reserve;  and
                    4. Provided  no event of default is then continuing,
                       to Borrower.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 5

                    If there are insufficient funds for items (1) through (3) above, Borrower shall be required to deposit the deficiency into the respective reserve. This provision shall not in any way extend, impact or enlarge the recourse carveouts addressed below.


Reserves:           Borrower will be required to establish and maintain reserves in the following manner:

                    1. Taxes and Insurance: An initial deposit will be required at closing, thereafter one-twelfth of the annual real estate tax and insurance costs will be deposited monthly. If it becomes apparent that Borrower is over or under escrowing for insurance costs, the monthly insurance deposits shall be adjusted to an appropriate level so that only the amount then estimated to be needed is escrowed.

                    2. Rollover Reserves: At closing, $15,000,000 will be set aside in a reserve to fund leasing costs (including free rent) for leases that expire in 2004 and 2005 (collectively, the "Near Term Rollover Space").

                    - Funds will be available to fund re-leasing costs soley for the Near Term Rollover Space and for any unleased space thereafter for arms length transactions at a market rent for at least 7 years.

                    - Lender will release any funds that would result in the amount being held in reserve divided by the remaining unleased Near Term Rollover Space being greater than $50 per square foot (provided, however, that following such release, the amount on reserve shall not be less than $3.0MM).

                    - If at any time the funds on reserve are reduced below $3.0MM (the "Crossover Point") then (i) any funds on reserve shall be available to cover re-leasing costs for any space at the Property (i.e., not just for the Near Term Rollover Space) and (ii) 100% of excess cash flow will be funded into the rollover reserve until $3.0MM is then being held on reserve.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 6


                    Commencing July 2007, an additional $370,000 per month will be deposited in a reserve to fund leasing costs for leases that expire in 2011 and 2012 (collectively, the "Loan Maturity Roll").

                    Commencing January 2012, such monthly deposit will be increased to 100% of cash flow remaining after payment of debt service on the Loan (and after payment to Borrower of the debt service which would have been due on any portion of the IO Portion which had been prepaid) and the funding of tax and insurance escrows and operating expenses, provided, however, that in no event shall Borrower be required to reserve more than $50 per square foot multiplied by the rentable square footage of all leases expiring on or before December 31, 2014.

                    Such reserve will be available to pay tenant improvements, leasing commissions and other costs (including free rent) of leasing space ("Retenanting Costs") subject to a maximum amount per square foot of space leased, such maximum to be agreed upon by Borrower and Lender.

                    All reserve requirements may be satisfied by providing an irrevocable letter of credit; provided that the letter of credit is structured in a manner acceptable to Rating Agencies and Lender and the issuing bank is acceptable to the Rating Agencies.

Initial Escrows:    An initial  deposit will be required at closing in an amount equal to 125% of all deferred maintenance and potential environmental remediation costs as determined by current engineering and environmental studies acceptable to Lender.


Transfer of         The  Property  may  not  be   transferred   unless  (a)  the
Property:           transferee   is  approved   by  Lender  in  its   reasonable
                    discretion,  (b)  the  Rating  Agencies  have  confirmed  in
                    writing   that  such   transfer   will  not  result  in  the
                    qualification,  downgrade or  withdrawal of the then current rating assigned to the Certificates, (c) the transferee is a
                    bankruptcy    remote   special    purpose   entity   and   a
                    nonconsolidation opinion acceptable to the Rating Agencies has been delivered, (d) the transferee assumes Borrower's obligations under the Loan and (e) Borrower pays to Lender an assumption fee equal to $250,000.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 7


Transfer of         Borrower  shall not  permit or suffer  the  transfer  of any
Interest in         ownership  interest in (a) Borrower or (b) any entity owning
Borrower:           directly   or   indirectly   any   interest   in   Borrower.
                    Notwithstanding  the foregoing,  Jamestown will be permitted to pledge the economic  benefits of a portion of its limited partnership interests to an institutional lender to secure a bridge  loan,  the  proceeds of which will be used to fund a portion of  Jamestown's  equity  commitment to the Borrower.
                    Moreover,   notwithstanding  the  foregoing,   transfers  of
                    indirect interests in Borrower shall be permitted provided that the Borrower and the Property are controlled by Jamestown and/or Apollo, and that at least 51% of the Borrower is directly or indirectly owned by entities which are affiliates of Jamestown and/or Apollo and, provided further, that an appropriate non-consolidation opinion is rendered where any entity and any affiliate of such entity own 49% or more of Borrower directly or indirectly, which did not previously own 49% or more of Borrower.

                    Nothing   contained  herein  shall  prohibit  or  mandate  a
                    non-consolidated  n  opinion  as a  result  of the  sale  of interests in certain Jamestown controlled entities to individual investors made pursuant to its syndication efforts.

Additional          Borrower shall not incur additional debt, whether secured or
Financing:          unsecured with the exception of (i) unsecured trade payables
                    (not more than 60 days outstanding) incurred in the ordinary course of business and (ii) unsecured debt incurred by Borrower for the purpose of paying Retenanting Costs, provided that (i) and (ii) in the aggregate shall not exceed
                    $10 million.


Leases: All leases executed after the closing shall provide for rental rates comparable to existing local market rates, shall be on commercially reasonable terms and shall provide that the tenant will recognize Lender as landlord in the event of foreclosure. Lender shall have the right to approve any lease (or modification of any lease) affecting more than 50,000 rentable square feet of the Property.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 8


Information         Borrower  will  provide  the  following  items  to  Servicer
Requirements:       (hereinafter defined) on a quarterly and annual basis:

                    1. Financial statements for the Property, in accordance with GAAP, including a balance sheet, statement of revenues and expenses and statement of cash flow through the end of such period. The quarterly and annual reports shall be certified by Borrower and shall be provided not later than 45 and 120 days, respectively, following the end of such periods, provided that Borrower agrees that it shall deliver such reports as soon as they become available. The annual statements must be audited by a "Big Five" accounting firm with consent by the accounting firm to the filing of such reports with the Securities and Exchange Commission.

                    2. Rent rolls, occupancy reports, leasing reports, capital expenditure reports, as well as any other information that Lender may reasonably require.


Budgets: Borrower shall prepare and submit to Lender annual operating and capital budgets for the Property prior to the beginning of each calendar year.

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Mr. Stephen J. Zoukis
May 1, 2002
Page 9


Recourse:           Lender's  recourse for payment of obligations under the Loan
                    Documents  will be  limited  to the  security  for the Loan.
                    Neither  Borrower  nor any  affiliate  of Borrower  shall be personally  liable for obligations  under the Loan documents or the  indebtedness  except for  compensatory  damages  for loss,  cost  and  expense  relating  to  standard  carveouts including  without  limitation  fraud,  misappropriation  of funds,  environmental matters and misconduct.  The Loan will
                    be  fully  recourse  to  Borrower,   Jamestown  and  AP-1290
                    Partners  LLC  (i) if a  voluntary  lien  is  placed  on the
                    Property,  (ii)  upon  a  transfer  of  the  Property  or an interest in Borrower not permitted hereby or (iii) following
                    a  voluntary  or   "arranged"   involuntary   bankruptcy  of
                    Borrower. All recourse obligations shall be backed by a guaranty from Jamestown and AP-1290 Partners LLC; each of such entities shall be liable for the loss, cost or expense or for the entire Loan, as applicable, if the carveout was caused by such entity and shall not be liable if caused by the other entity (if both entities caused a carveout to exist, their liability shall be joint and several as to such carveout). A sample of Morgan Stanley's standard exculpation provision is attached hereto as Exhibit E.


Management          The property  management  agreement  shall be subordinate to
Agreement:          the  mortgage  and shall be subject to  Lender's  reasonable approval and shall provide that it may be terminated at Lender's option upon the occurrence of any of the following:
                    (a) an event of  default  under  the  Loan;  (b) if the Debt
                    Service Coverage Ratio drops below 1.10x, or (c) due to the manager's fraud, gross negligence or willful misconduct.


Insurance:          The closing of the Loan will be subject to Lender's approval of Borrower's insurance policies or binders. Borrower will covenant to maintain insurance against losses by reason of terrorist acts from providers acceptable to Lender with loss limits no less than the total insurable value of the Property. Notwithstanding the foregoing, Borrower will not be obligated to spend more than $3.5 million per year in excess of the Property's standard all risk coverage premium
                    (exclusive of terrorism coverage) to

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Mr. Stephen J. Zoukis
May 1, 2002
Page 10

                    maintain such terrorism coverage. To the extent that such premium amount is not sufficient to purchase the required coverage, then Borrower will maintain the greatest amount of terrorism coverage that can be maintained at that cost. Lender shall have the right to require Borrower to bind the renewal of such insurance coverage within 30 days of the closing of the Loan and not later than August 1, 2002 notwithstanding the later expiration date of existing insurance coverage.

Securitization:     It is  contemplated  that  Lender  will cause the Loan to be rated by one or more Rating  Agencies with a view toward one
                    or  more   securitizations   or   other   secondary   market
                    disposition of the Loan (each, a "Securitization"). At least one Rating Agency will perform a  preliminary  evaluation of the Property and Borrower, at no cost to Borrower.  Borrower agrees to cooperate with Lender to facilitate the rating and each  Securitization  of  the  Loan.  Such  cooperation  may require  Borrower to agree to non-material  modifications to the Loan Documents,  to provide "comfort" letters concerning
                    Borrower's financial statements,  to provide representations and warranties  and legal opinions  acceptable to the Rating
                    Agencies,  to deliver information regarding Borrower and the
                    Property,  and to review Lender's offering  materials to the extent  relating to  Borrower,  the  Property,  the property manager or the Loan.  Borrower will indemnify Lender and its
                    assignees  against  loss  arising  from   misstatements  and
                    omissions, which result in statements not being true in all material respects, in the information relating to Borrower, the Property, the property manager and the Loan which is contained in the offering materials and which has been furnished to or approved by Borrower. Lender will pay all costs in connection with any Securitization.


                    II.     General


Servicer:           Lender  will  select  a   third-party   loan  servicer  (the
                    "Servicer") to service and administer the Loan. Borrower shall be responsible for paying all servicing fees not to exceed 3 basis points per annum.

Expenses:           Jamestown  shall  pay,  or cause  Borrower  to pay all third party  expenses  of  processing,  underwriting,  closing and servicing the Loan  including,  but not limited to, fees and disbursements  of  Lender's  counsel,  costs of third  party
                    studies   (including

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Mr. Stephen J. Zoukis
May 1, 2002
Page 11


                    without limitation accounting, environmental, engineering, appraisal and insurance review), title insurance, and mortgage tax (with Lender agreeing to accept assignment of current mortgages and the notes secured thereby provided originals of the notes and the mortgages are delivered to Lender at Closing and the notes and mortgages being reasonably acceptable to Lender) and recordation fees. Such fees and expenses shall be payable by Jamestown regardless of whether or not the Loan actually closes. On or before May 8, 2002, Borrower shall pay to Lender $200,000 as an advance against such expenses (the "Expense Advance"). Vertex Engineering is hereby approved by Lender as an acceptable environmental consultant. All title insurers shall be selected by Borrower subject to Lender's reasonable approval.

Component Note      Lender shall have the right at any time (including following
Option:             the  closing  of the Loan) to  establish  "component"  notes provided that (i) the total loan amount shall equal the Loan
                    Amount outstanding immediately prior to the creation of such "component" notes and (ii) the weighted average interest rate of all such "component" notes shall initially equal the weighted average interest rate immediately prior to the creation of such "component" notes.


Loan Documents:     Lender  shall  receive  Lender's   standard  loan  documents
                    executed by Borrower including a loan agreement, note, mortgage, assignment of leases and rents, cash management agreement, environmental indemnity agreement and such other documents as Lender or its counsel shall reasonably request.

Due Diligence:      Lender shall receive and approve in its sole  discretion the items listed on Exhibit C hereto together with such other items as Lender shall reasonably request.

                    Lender and its counsel shall receive and approve in their sole discretion the items listed on Exhibit B hereto together with such other items as Lender or its counsel shall reasonably request. Lender agrees to negotiate the Loan documents in good faith and to proceed toward closing with Borrower; notwithstanding the foregoing, Lender shall not be obligated to make the Loan to Borrower if a material adverse change occurs to Jamestown, Borrower or the Property. Lender shall not be obligated to fund the Loan if, prior to the date of funding, there occurs a terrorist attack that results in a material

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Mr. Stephen J. Zoukis
May 1, 2002
Page 12


                    adverse change in the market for commercial mortgage backed securities as determined by Lender in its sole discretion.

Exclusivity:        Neither  Borrower nor Jamestown  will negotiate for or enter into any agreement to obtain financing secured by any portion or all of the Property until the earlier of (a)
                    October 8, 2002, or (b) written notification by Lender that it does not intend to pursue a financing secured by the Property.


Governing Law:      This Loan Commitment shall be governed by New York law.
Closing Date:

                    As outlined in Section 16 of the Purchase and Sale Agreement between Borrower and 1290 Partners, L.P., but in no event later than October 8, 2002.

Best Efforts:       Jamestown and Borrower shall use their best efforts to close the Loan in accordance with this Commitment.

Breakup Fee:        Jamestown  shall pay lender $4.4  million on or before May 8
                    2002. If the Loan closes pursuant hereto by October 8, 2002,
                    Lender shall return such $4.4 million to Borrower. Lender shall have no recourse against Borrower for Borrower's failure to deliver the Breakup Fee provided that this Commitment shall be of no force or effect if the Breakup Fee is not received by Lender by May 8, 2002.

Expiration of       This Loan Commitment shall expire and be of no further force
Commitment:         and  effect on  October  8, 2002  except as set forth in the paragraphs above entitled "Expenses" and "Breakup Fee".

Modifications       This Loan Commitment  cannot be waived or modified except in
of Commitment:      a writing signed by the parties hereto.

Counterparts:       This  Loan  Commitment  may  be  executed  in  one  or  more counterparts, each of which shall constitute an original document and all of which together shall constitute one document.



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Mr. Stephen J. Zoukis
May 1, 2002
Page 13


         If the foregoing is acceptable, please sign two counterparts, retain one for your records and return one to the undersigned. Unless we receive an executed counterpart of this Loan Commitment, together with the Expense Advance and the Breakup Fee on or before May 8,2002 this Loan Commitment shall terminate and be of no further force or effect. Your timely acceptance and delivery of the Expense Advance and the Breakup Fee shall represent a binding agreement between us.

                                Very truly yours,
                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                By:  /s/ James E. Flaum
                                    --------------------------------------------
                                    James E. Flaum
                                    Managing Director

This Loan Commitment is accepted on May ___, 2002

JAMESTOWN


By: /s/ Stephen J. Zoukis
    ----------------------------------------
     Name:  Stephen J. Zoukis
     Title: Partner

cc:  Jeffrey C. Ackemann

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                    EXHIBIT A
                                    ---------

                               Rate Lock Agreement
                               -------------------

                                                                           ,2002
                                                  ------------------------



Mr. Stephen J. Zoukis
Partner
Jamestown
Two Paces West, Suite 1600
2727 Paces Ferry Road
Atlanta, GA 30339

Dear Mr. Zoukis:

         In furtherance of our Loan Commitment which contemplates that Morgan Stanley Dean Witter Mortgage Capital Inc. or Morgan Stanley Bank "Lender")(will make a loan (the "Loan") to an entity ("Borrower") controlled by Jamestown in an amount not to exceed $440 million (the "Projected Loan Amount"), Jamestown and Lender agree as follows:

         1. Jamestown has requested that Lender fix the interest rate on the Loan. Jamestown acknowledges that (i) Lender will incur certain costs and expenses in order to fix the interest rate and (ii) as a result of Lender's fixing the interest rate, Lender may incur loss and damages if the Loan does not close, the amount of which loss and damage is impossible to calculate at this time. Lender shall fix the interest rate upon Lender's receipt of a copy of this letter executed by Jamestown together with funds (subject to collection) in the amount of the Good Faith Deposit (hereinafter defined). The interest rate on the Loan shall be fixed by Lender in accordance with that certain commitment dated [ ], 2002 based on the Credit Spread, the Swap Spread and the US Treasury yield as determined by Lender at the time Lender fixes the interest rate. Lender shall thereafter notify Borrower as to the fixed interest rate which, at the request of Lender, Borrower shall confirm in writing. Interest will be computed on an Actual/360 basis.

         2. Jamestown acknowledges that Lender, in order to protect against losses that may arise from a change in interest rates, swap spreads or bond spreads will enter into a hedge arrangement. During the period commencing on the date hereof and ending on the earlier of the date the Loan closes or the date the Commitment is terminated, Jamestown shall pay to Lender a daily fee equal to the Lender's cost to maintain the hedge arrangement. For the period commencing September 9, 2002 and ending October 8, 2002, the amount of this fee shall be fixed at $58,666.67 per day.

         3. Borrower shall deposit 3% of the Projected Loan Amount with Lender (the "Good Faith Deposit"). Lender shall hold the Good Faith Deposit and apply it in


                                    EXH. A-1
                  accordance with the terms of this agreement. Any income earned on the Good Faith Deposit shall be added to the Good Faith Deposit and shall be part of the Good Faith Deposit for all purposes under this Agreement.

         4. If there shall be a change in interest rates on the l0-year Treasury or l0-year swap spreads between the date hereof and the closing date, such that Lender reasonably believes that the Good Faith Deposit will not be sufficient to cover its losses, as reasonably determined by Lender, with respect to Lender's hedge on the Loan, then Lender may require Jamestown to deposit with Lender, upon Lender's request, an additional amount (the "Subsequent Deposit") to be held by Lender in the same manner as the Good Faith Deposit. If Jamestown fails to make any Subsequent Deposit requested by Lender, Jamestown shall be liable to the full extent of any losses incurred by Lender in connection with Lender's hedge of the Loan. At Lender's option, if Jamestown fails to post Subsequent Deposit as required by Lender, Lender may cancel Lender's hedge. If the Lender elects to cancel the hedge in accordance with the preceding sentence, such election shall not serve to cancel the funding commitment but will serve to cancel the rate lock. Lender may require an acceptable letter of credit to secure Jamestown's obligations set forth in this paragraph.

         5. If the Loan does not close for any reason other than the Lender's failure to comply with the terms of the Commitment, the entire Good Faith Deposit and any Subsequent Deposits will be retained by Lender, provided, however, if the Loan does not close by reason of causes or events not within the control of Borrower, Lender shall be entitled to retain only such portion of such deposits that represent Lender's losses on the hedge and carrying costs (and, if there are net profits on the hedge, Lender shall deliver such profits to Borrower). If the Loan closes, the Good Faith Deposit and any Subsequent Deposits shall be returned to Borrower upon closing of the Loan in accordance with the Commitment less any amounts owed under Paragraph 2 hereof.

         6. This letter contains the entire agreement of the parties hereto in respect of the transaction contemplated hereby and all prior agreements between the parties, whether oral or written or superseded by this letter. This agreement may not be modified except by a writing executed by the parties hereto.

         7.       This   agreement   shall  be  governed  by  and  construed  in
                  accordance with the laws of the State of New York.




                                    EXH. A-2

         If the foregoing is in accordance with your understanding, please execute and date the enclosed copy where indicated below and return the same, together with the Good Faith Deposit, to the attention of the undersigned.

                                Very truly yours,

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.



                                By:
                                   ----------------------------------------
                                   James E. Flaum
                                   Managing Director


Accepted on                         , 2002
            ------------------------

Jamestown


By:
    --------------------------------
    Name:
    Title:



                                    EXH. A-3

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                    EXHIBIT B
                                    ---------
                          Required Legal Due Diligence
                          ----------------------------

1.  Title Insurance
2.  Survey
3.  Major Leases
4.  Estoppel Certificates
5.  Subordination, Non-disturbance and Attornment Agreements, if required.
6.  Borrower's Organizational Chart
7.  Borrower Organizational Documents
8. Evidence of compliance with zoning and building codes, environmental laws and all other laws affecting the Property
9.  Legal Opinions



                                    EXH. B-1

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                    EXHIBIT C
                                    ---------
                        Required Underwriting Information
                        ---------------------------------

     1. An MAI appraisal of the Property prepared in accordance FIRREA standards APPROVED SUBJECT TO RECEIPT OF SATISFACTORY RELIANCE LANGUAGE

     2.   A  Phase  I  and,  if  required,   a  Phase  II  environmental  report
          satisfactory to Lender APPROVED SUBJECT TO RECEIPT OF SATISFACTORY RELIANCE LANGUAGE

     3.   An engineering report  satisfactory to Lender enumerating any items of
          deferred   maintenance   and  including   cost   estimates   therefore
          -IN-PROCESS

     4. Audited financial statements for the Property prepared in accordance with GAAP, including a balance sheet for 1999, 2000 and 2001 and statements of income and cash flow for 1999, 2000 and 2001 and Borrower certified balance sheet and statements of income and cash flow for the current year to date through the most recent fiscal quarter- REVIEWED AND APPROVED

          o    Explanation of any extraordinary revenue or expense items

          o Summary of capital expenditure program s for 1999, 2000 and 2001 (with amounts spent)

          o    Summary of any other income from the Property

          o    Accountant's   consent  to  use  of  financial   statements   and
               accountant's reports in publicly filed SEC documents and consent to being named as "expert"

          o Such additional financial statements as may be required under federal securities laws or otherwise reasonably requested by Lender

     5. 2002 operating and capital budgets for the Property - REVIEWED AND APPROVED

     6. Year-to-date 2002 operating statement for the Property dated not more than 45 days prior to the closing of the Loan detailing items of income and expense and any capital expenditures and giving explanation for significant variances from the 2002 budget

     7.   Occupancy report for 1999, 2000 and 2001

     8. Evidence of casualty, liability, and business interruption insurance coverage from insurance carriers with a claims paying ability rating of "AA-" or higher by each rating agency and naming Lender as additional insured and such other insurance


                                    EXH. C-1
          documentation as the Lender may require. The insurance carriers may meet the applicable rating requirement by being subject to a "cut-through" endorsement to an institution which meets such ratings or is otherwise acceptable to the rating agencies

     9. Completed owner/manager profile including property and/or corporate brochure REVIEWED AND APPROVED

     10.  Narrative  explanation  of  any  prior  defaults,   bankruptcy  and/or
          foreclosures -if applicable - NOT APPLICABLE

     11.  11. A copy of the management agreement for the Property

     12.  The following information will also be required for the Property:

          o    Property rent roll;

          o A summary of recently signed leases describing rents due and any concessions granted to tenants




                                    EXH. C-2

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                    EXHIBIT D
                                    ---------
                            Underwriting Calculation
                            ------------------------
                                   (attached)



                                    EXH. D-1

                                MORGAN STANLEY DEAN WITTER MORTGAGE CAPITAL INC.


                                      EXHIBIT E
                                      ---------

Section 11.22         Exculpation.

         Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower's interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sure for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys' fees and costs reasonably incurred) arising out of or in connection with the following:

          (i)  fraud  or  intentional   misrepresentation  by  Borrower  or  any
               guarantor in connection with the Loan;

          (ii) the willful misconduct of Borrower;

          (iii)the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

          (iv) the removal or disposal of any portion of the Property after an Event of Default;


                                    EXH. E-1

          (v) the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;

          (vi) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property;

          (vii)any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof; and

          (viii) Borrower's indemnification of Lender set forth in Section 9.2 hereof.

         Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 111l(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender's prior consent to any subordinate financing or other voluntary Lien encumbering the Property; (ii) Borrower fails to obtain Lender's prior consent to any assignment, transfer, or conveyance of the Property or any interest therein or in the Borrower as required by the Mortgage or this Agreement; (iii) Borrower files a voluntary petition under the Bankruptcy code or any other
Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person;
(vi) any Affiliate, officer, director, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; or (vii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.



                                   EXH. E-2